Exhibit 10.19

LOAN AGREEMENT

between

VELTI SOFTWARE PRODUCTS AND RELATED PRODUCTS AND SERVICES S.A.

and

BLACK SEA TRADE AND DEVELOPMENT BANK

Dated 31 August 2010

i

ii

HEALTH AND SAFETY REPORTS

EXHIBITS

EXHIBIT A - FORM OF DISBURSEMENT APPLICATION

EXHIBIT B - FORM OF CERTIFICATE OF INCUMBENCY AND AUTHORITY

EXHIBIT C - FORM OF LETTER TO AUDITORS

EXHIBIT D - FORM OF SECURITY CERTIFICATE

iii

LOAN AGREEMENT

LOAN AGREEMENT (this “Agreement”) dated 31 August 2010 between VELTI SOFTWARE PRODUCTS AND RELATED PRODUCTS AND SERVICES S.A. a société anonyme organised and existing under the laws of the Hellenic Republic (the “Borrower”) with its registered office at 44 Kifissias Avenue, 151 25 Marousi, Athens, Greece, and the BLACK SEA TRADE AND DEVELOPMENT BANK (the “Bank”).

ARTICLE I - DEFINITIONS

Section 1.01.        Definitions

Wherever used in this Agreement (including the Exhibits and any Schedules), unless the context otherwise requires, the following terms have the following meanings:

“Account Bank”

means Alpha Bank A.E., a company incorporated in the Hellenic Republic with its registered office at 40 Stadiou Street, GR-10252, Athens, Hellenic Republic, acting for the purposes of this Agreement through its branch No. 146 at 60 Kifissias Avenue, Marousi, GR-15125, Athens, Hellenic Republic and includes its successors in title.

“Accounts”	means, together, the DSRA Account and the Deposit Account and “Account” means either of them.

“Affiliate”	means, with respect to any person, any other person, directly or indirectly, controlling, controlled by, or under common control with, such person.

“Anti-Corruption Guidelines”	means the Bank’s Definitions and Guidelines for Fraud and Corruption attached hereto as Schedule 1.

“Auditors”	means such firm of independent accountants as the Borrower or, as the case may be, the Ultimate Parent may from time to time appoint as its auditors in accordance with Section 5.02.

“Authorisation”

means any consent, registration, filing, agreement, notarisation, certificate, license, approval, permit, authority or exemption from, by or with any Governmental Authority, whether given or withheld by express action or deemed given or withheld by failure to act within any specified time period and all corporate, creditors’ and shareholders’ approvals or consents.

“Bank Account Pledges”	means, together, the Deposit Account Pledge and the DSRA Account Pledge and “Bank Account Pledge” means either of them.

“Borrower Group”	means, together, the Ultimate Parent, the Parent, the Borrower and their respective Subsidiaries and “member of the Borrower Group” shall be construed accordingly.

“Business Day”

means a day on which commercial banks are open for the transaction of general business (including dealings in foreign exchange and foreign currency deposits) in London, UK, Thessaloniki, Hellenic Republic and Athens, Hellenic Republic, and which is a TARGET Day.

“Cash and Cash Equivalents”	means at any time:

(a) cash in hand or in an account or on deposit with any bank;

(b) certificates of deposit, maturing within 12 months of such time, issued by a bank;

(c)

any investment in marketable obligations issued or guaranteed by the government of an OECD country or by an instrumentality or agency of the government of an OECD country having a credit rating equivalent to that country’s sovereign rating;

(d)

commercial papers or other debt securities issued by an issuer rated at least A-1 by Standard & Poor’s Corporation Ratings Group, a Division of the McGraw-Hill Companies, Inc. or P-1 by Moody’s Investors Service, Inc., with a maturity of less than 12 months and for which a recognised active market exists; or

(e)

any other instrument, security or investment approved in writing by the Bank as forming part of the Cash and Cash Equivalents for the purposes of this Agreement (in each case as shown in the most recent consolidated Financial Statements of the Ultimate Parent and its Subsidiaries as of such date in accordance with US GAAP).

“Charter”

means, in respect of any company, corporation, partnership, enterprise or other entity, its charter, founding act, articles of incorporation and bylaws, memorandum and articles of association, statutes or similar instrument.

“Commitment Period”	means:

(a)

in respect of Tranche 1, the period commencing on the date of this Agreement and terminating on the earlier of (i) the date nine months from the date of this Agreement and (ii) the date the obligation of the Bank to make Disbursements hereunder in respect of Tranche 1 terminates in accordance with the terms of this Agreement; and

(b)

in respect of Tranche 2, the period commencing on the earlier of (i) the date Tranche 2 is declared available by the Bank and (ii) 1 July 2011 and terminating on the earlier of (i) the date six months thereafter and (ii) the date the obligation of the Bank to make Disbursements hereunder in respect of Tranche 2 terminates in accordance with the terms of this Agreement.

“Country of Operation”	means the Hellenic Republic.

“Debt”

means, with respect to any person, all obligations of such person, whether incurred as principal or surety and whether present, future, actual or contingent, for the payment or repayment of money, including:

(a) any amounts payable by such person under leases or similar arrangements over their respective periods;

(b) any credit to such person from a supplier of goods or under any instalment purchase or other similar arrangement; and

(c)     any liabilities and obligations of third parties to the extent that they are guaranteed by such person or such person has otherwise assumed or become liable for the payment of such liabilities or obligations or to the extent that they are secured by any Lien upon property owned by such person whether or not such person has assumed or become liable for the payment of such liabilities or obligations.

“Default”	means any Event of Default or any event which, with the giving of notice, the passage of time or the making of any determination, or any combination thereof, would become an Event of Default.

“Default Interest
Determination Date”	means the date two Business Days prior to the first day of the relevant Default Interest Period (or, at the Bank’s option, the first day of such Default Interest Period).

“Default Interest Period”

means, with respect to any amount overdue under this Agreement, a period commencing on the day on which such payment becomes due or, as the case may be, on the last day of the previous Default Interest Period with respect to such overdue amount, and ending on a Business Day selected by the Bank.

“Deposit Account”

means an interest bearing Euro account of the Borrower opened by the Borrower with the Account Bank with account number 146 00 2320 013 710 and includes any sub-accounts thereof and any other account designated in writing by the Bank to be the Deposit Account for the purposes of this Agreement.

“Deposit Account Pledge”

means the instrument pursuant to which the Borrower grants to the Bank a first ranking security interest in the Deposit Account, together with the notices and acknowledgements and consents in the forms attached thereto, which instrument shall be in form and substance satisfactory to the Bank.

“Disbursement”	means the disbursement of any portion of the Loan from time to time pursuant to Section 3.02 or, as the context may require, the principal amount thereof from time to time outstanding.

“DSRA Account”

means an interest bearing Euro account of the Borrower opened by the Borrower with the Account Bank with account number 146 00 2320 013 728 and includes any sub-accounts thereof and any other account designated in writing by the Bank to be the DSRA Account for the purposes of this Agreement.

“DSRA Account Pledge”

means the instrument pursuant to which the Borrower grants to the Bank a first ranking security interest in the DSRA Account, together with the notices and acknowledgements and consents in the forms attached thereto, which instrument shall be in form and substance satisfactory to the Bank.

“EBIT”	means Operating EBITDA but including the effect of depreciation and amortisation.

“Environmental and Social Law”	means any applicable law or regulation which relates to:

(a) pollution or protection of the environment, including related laws or regulations relating to public access to information and participation in decision-making;

(b) labour and employment conditions;

(c) occupational health and safety;

(d) public health, safety and security;

(e) indigenous peoples;

(f) cultural heritage; or

(g) resettlement or economic displacement of persons.

“Environmental and Social Matter”	means any matter that is the subject of any Environmental and Social Law.

“Euro”, “EUR” or “€”

means the lawful currency of the member states of the European Union that adopt the single currency in accordance with the Treaty Establishing the European Community, as amended by the Treaty on European Union and the Treaty of Amsterdam.

“Event of Default”	means any one of the events or occurrences specified in Section 7.01.

“Financial Debt”	means, with respect to any person, any Debt of such person for or in respect of (and without double counting):

(a) moneys borrowed;

(b) any amount raised by acceptance under any acceptance credit facility;

(c)      any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument (other than promissory notes in the ordinary course of trading);

(d) the amount of any liability in respect of any lease or hire purchase contract which would in accordance with US GAAP, be treated as a finance or capital lease;

(e) receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f) any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of borrowing;

(g)      any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)      any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution (excluding any guarantees issued in favour of any governmental authority in respect of taxes of such person); and

(i)      the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above (excluding any guarantees issued in favour of any governmental authority in respect of taxes of such person).

“Financial Statements”

means the consolidated and unconsolidated financial statements (including balance sheet, income statement, statement of changes in equity, cash flow statement and notes, comprising a summary of significant accounting policies and other explanatory notes) of (a) the Borrower and its Subsidiaries prepared in accordance with Generally Accepted Accounting Principles and (b) of the Ultimate Parent and its Subsidiaries prepared in accordance with US GAAP.

“Financial Year”

means the period commencing each year on 1 January and ending on the following 31 December, or such other period as the Borrower or, as the case may be, the Ultimate Parent may, with the Bank’s consent, from time to time designate as the accounting year of the Borrower or the Ultimate Parent or its Subsidiaries, respectively.

“Financing Agreements”	means:

(a) this Agreement,

(b) the Parent Guarantee,

(c) the Ultimate Parent Guarantee,

(d) the Share Retention Agreement,

(e) the Security Documents,

(f) the Letter of Information,

(g) the Disbursement applications referred to in Section 3.02, and

(h)              any other agreements entered into between the Borrower or any other member of the Borrower Group or any other party and the Bank and notices, certificates and applications issued by the Borrower or any other member of the Borrower Group or any other party to the Bank in each case in connection with this Agreement or the transactions contemplated by this Agreement.

“First Principal Repayment
Date for Tranche 2”	means the Interest Payment Date immediately preceding the date falling twenty four months after the date of the first Disbursement for Tranche 2.

“Generally Accepted
Accounting Principles”	means accounting principles generally accepted in the Hellenic Republic and consistently applied.

“Guarantees”	means, together, the Parent Guarantee and the Ultimate Parent Guarantee and “Guarantee” means either of them.

“Guarantors”	means, together, the Parent and the Ultimate Parent and “Guarantor” means either of them.

“Governmental Authority”

means the government of any country, or of any political subdivision thereof, whether state, regional or local, and any agency, authority, branch, department, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government or any subdivision thereof (including any supra-national bodies), and all officials, agents and representatives of each of the foregoing.

“Interbank Rate”	means:

(a)               for the first Interest Period of each Disbursement, the offered rate per annum for deposits in the Loan Currency which appears on the Reference Page as of 11:00 a.m., Brussels time, on the relevant Interest Determination Date for the period which equals the duration of such Interest Period (or if no such rate appears on the Reference Page for a period equal to the duration of such Interest Period but rates (“Reference Rates”) do appear on the Reference Page both for a period that is shorter than and for a period that is longer than the duration of such Interest Period, the Interbank Rate shall be the rate (rounded upward, if necessary, to four decimal places) that would be applicable for a period equal to the duration of such Interest Period as determined through the use of straight-line interpolation by reference to the Reference Rate that appears on the Reference Page for the period that is the next shorter in length than the duration of such Interest Period and the Reference Rate that appears on the Reference Page for the period that is the next longer in length than the duration of such Interest Period); and

(b)              for each subsequent Interest Period, the offered rate per annum for deposits in the Loan Currency which appears on the Reference Page as of 11:00 a.m., Brussels time, on the relevant Interest Determination Date for the period which is closest to the duration of such Interest Period (or, if two periods are equally close to the duration of such Interest Period, the average of the two relevant rates);

provided that if, for any reason, the Interbank Rate cannot be determined at such time by reference to the Reference Page, the Interbank Rate for such Interest Period shall be the rate per annum which the Bank determines to be the arithmetic mean (rounded upward, if necessary, to four decimal places) of the offered rates per annum for deposits in the Loan Currency in an amount comparable to the portion of the Loan scheduled to be outstanding during such Interest Period for a period equal to such Interest Period which are quoted to leading banks in the Euro-zone interbank market as advised to the Bank by at least three major banks active in the Euro-zone interbank market selected by the Bank.

“Interest Determination Date”	means, for any Interest Period, the date two Business Days prior to the first day of such Interest Period.

“Interest Payment Date”

means the date falling three months after the first Disbursement for Tranche 1 and each subsequent date falling at three monthly intervals thereafter; provided, however, that, if any Interest Payment Date would otherwise fall on a day which is not a Business Day, such Interest Payment Date shall be changed to the next succeeding Business Day in the same calendar month or, if there is no succeeding Business Day in the same calendar month, the immediately preceding Business Day.

“Interest Period”

means, for any Disbursement, the period commencing on the date of such Disbursement and ending on the next Interest Payment Date and each period of three months thereafter commencing on an Interest Payment Date and ending on the next Interest Payment Date; provided that, if such Disbursement is made less than 15 Business Days prior to the next Interest Payment Date, the first Interest Period for such Disbursement shall commence on the date of such Disbursement and end on the Interest Payment Date following the next Interest Payment Date.

“Letter of Information”

means the letter of information dated 2 June 2010 and any and all letters or documents referred to therein whether dated or received by the Bank prior to such date, from the Borrower to the Bank, containing the Borrower’s representations, warranties and undertakings regarding all material facts concerning the use of the Loan, the organisation, status, operations, affiliations, liabilities and assets of the Borrower and other matters incident to the transactions contemplated by this Agreement and any amendment or supplemental to such letter which is accepted by the Bank.

“Lien”

means any mortgage, pledge, charge, privilege, priority, hypothecation, encumbrance, assignment, lien, attachment, set-off or other security interest of any kind or any other agreement or arrangement having the effect of conferring security upon or with respect to, or any segregation of or other preferential arrangement with respect to, any present or future assets, revenues or rights, including, any designation of loss payees or beneficiaries or any similar arrangement under any insurance policy.

“Loan”	means, collectively, Tranche 1 and Tranche 2 or, as the context may require, the principal amount thereof from time to time outstanding.

“Loan Currency”	means the currency in which the Loan is denominated as set forth in Section 3.01.

“Long-term Debt”	means, as of any date with respect to any person, any Financial Debt of such person all or part of which, or the final payment of which, is due more than one year after such date.

“Margin”	means six per cent per annum, provided that:

(a) (as calculated by the Bank pursuant to Section 3.05(c)) in respect of each Margin Period:

(i)

if no Default shall have occurred and be continuing and if during the Measurement Period preceding such Margin Period the ratio of Net Debt to Operating EBITDA of the Ultimate Parent and its Subsidiaries for such Measurement Period shall be less than 0.5:1.0, “Margin” for such Margin Period means 4% per annum;

(ii)

if no Default shall have occurred and be continuing and if during the Measurement Period preceding such Margin Period the ratio of Net Debt to Operating EBITDA of the Ultimate Parent and its Subsidiaries for such Measurement Period shall be equal to or more than 0.5:1.0 but less than 1.49:1.0, “Margin” for such Margin Period means 4.5% per annum;

(iii)

if no Default shall have occurred and be continuing and if during the Measurement Period preceding such Margin Period the ratio of Net Debt to Operating EBITDA of the Ultimate Parent and its Subsidiaries for such Measurement Period shall be equal to or more than 1.50:1.0 but less than 2.49:1.0, “Margin” for such Margin Period means 5.50% per annum;

(iv)

if no Default shall have occurred and be continuing and if during the Measurement Period preceding such Margin Period the ratio of Net Debt to Operating EBITDA of the Ultimate Parent and its Subsidiaries for such Measurement Period shall be equal to or more than 2.50:1.0 but less than 3.00:1.0, “Margin” for such Margin Period means 6.50% per annum; or

(v)

if no Default shall have occurred and be continuing and if during the Measurement Period preceding such Margin Period the ratio of Net Debt to Operating EBITDA of the Ultimate Parent and its Subsidiaries for such Measurement Period shall be more than 3.00:1.0, “Margin” for such Margin Period means 7% per annum;

(b)

if a Default shall have occurred and whilst it is continuing, “Margin” means the higher of (i) 6% per annum, (ii) the rate determined pursuant to paragraphs (a)(iv) and (a)(v) above and (iii) the rate per annum applicable as “Margin” under this Agreement immediately before such Default occurring; and

(c) while the Borrower is in breach of any of Sections 9.01(c) to 9.01(e) inclusive, an additional 0.5% per annum shall be added to the rate per annum applicable as Margin at the time.

“Margin Reset Date”

means, for each calendar year after 2010, the first day of the Interest Period falling immediately after the date of such calendar year on which the Borrower advises the Bank of the ratio of Net Debt to Operating EBITDA of the Ultimate Parent and its Subsidiaries for the Financial Year of the Ultimate Parent and its Subsidiaries ending on the last day of the calendar year before.

“Margin Period”	means each period commencing on a Margin Reset Date and ending on the day prior to the subsequent Margin Reset Date and “Margin Periods” means any or all of them.

“Market Disruption Event”	means:

(a)               on the Interest Determination Date for the relevant Interest Period or the Default Interest Determination Date for the relevant Default Interest Period, the Reference Page is not available and fewer than three major banks active in the Euro-zone interbank market supply a rate to the Bank to determine the Interbank Rate for the Loan Currency for the relevant Interest Period or the default interest rate for the Loan Currency for the relevant Default Interest Period, as the case may be; or

(b) before close of business in London on the Interest Determination Date for the relevant Interest Period or the

Default Interest Determination Date for the relevant Default Interest Period, the Bank determines that the cost to the Bank of obtaining matching deposits in the Euro-zone interbank market would be in excess of the Interbank Rate.

“Material Adverse Effect”	means a material adverse effect on:

(a) the ability of the Borrower, each Guarantor or each Shareholder to perform or comply with any of its obligations under any Financing Agreement;

(b) the rights and remedies of the Bank in respect of any Security;

(c) the legality, validity, enforceability and binding nature of any Financing Agreement or the legal rights, remedies and priorities of the Bank under any of the Financing Agreements; or

(d) the Borrower’s or a Guarantor’s business, operations, financial condition or prospects.

“Measurement Period”	means:

(a) in relation to the first Margin Period, the Financial Year ending 31 December 2010; and

(b) in relation to each subsequent Margin Period, the Financial Year ending on the last day of the calendar year immediately preceding such Margin Period.

“Member States”

means the Republic of Albania, the Republic of Armenia, the Republic of Azerbaijan, the Republic of Bulgaria, Georgia, Hellenic Republic, the Republic of Moldova, Romania, the Republic of Turkey, the Russian Federation and the Ukraine.

“Nasdaq”	means the National Association of Securities Dealers Inc. Automated Quotations System

“Net Debt”	means the consolidated Financial Debt of the Ultimate Parent and its Subsidiaries minus the consolidated Cash and Cash Equivalents of the Ultimate Parent and its Subsidiaries.

“Net Interest Expense”	means the difference between interest income and interest expense as such terms are interpreted under US GAAP calculated based on the consolidated Financial Statements of the Ultimate Parent and its Subsidiaries.

“Operating EBITDA”

means earnings before interest, taxes, gain or loss in equity investments, realised or unrealised foreign exchange gains or losses, depreciation and amortisation, excluding extraordinary and exceptional or non-recurring items, share-based compensation expense, any profit or loss arising on disposal of fixed assets as disclosed in the consolidated Financial Statements of the Ultimate Parent and its Subsidiaries.

“Parent”	means Velti Limited of 2 Paris Garden, Bastille Court, SE1 8ND, London, UK and includes its successors in title.

“Parent Guarantee”	means the irrevocable guarantee by the Parent of all amounts owing to the Bank under the Financing Agreements, which guarantee shall be in form and substance satisfactory to the Bank.

“Permitted Liens”	means the Liens referred to in Sections 6.02(1) to 6.02(4) inclusive.

“Pound”, “GBP” or “£”	means the lawful currency for the time being of the United Kingdom.

“Prohibited Practice”	means any Corrupt Practice or Fraudulent Practice, as such terms are defined and outlined in the Anti-Corruption Guidelines.

“Required DSRA Balance”

means, at any relevant day, an amount at least equal to the maximum amount of principal, interest, fees and any other amounts scheduled to become due and payable under this Agreement during the six month period commencing on such day.

“Reference Page”

means the display of Euro-zone interbank offered rates of major banks for deposits in the Loan Currency designated as page EURIBOR01 on Reuters services (or such other page as may replace page EURIBOR01 on Reuters services for the purpose of displaying Euro-zone interbank offered rates for deposits in the Loan Currency).

“Security”	means the security created, expressed to be created or agreed to be created pursuant to any of the Security Documents to secure all amounts owing to the Bank under the Financing Agreements.

“Security Documents”	means, together, the Bank Account Pledges and the Shares Pledge and “Security Document” means any of them.

“Shares Pledge”

means the instrument pursuant to which the Parent pledges in favour of the Bank all of the issued and outstanding shares of the Borrower, which instrument shall be in form and substance satisfactory to the Bank, together with the original share certificates representing all such shares and instruments of transfer in respect of all such shares executed in blank.

“Share Retention Agreement”

means the agreement between the Shareholders, the Ultimate Parent and the Bank pursuant to which the Shareholders agree not to effect any change in their equity interest in, or transfer any of 3,750,000 ordinary shares they hold in aggregate in the capital of the Ultimate Parent without the prior written consent of the Bank, under the terms and conditions set out therein, which agreement shall be in form and substance satisfactory to the Bank.

“Shareholders”	means, together, Alexandros Moukas, Christos Kaskavelis and Menelaos Scouloudis and “Shareholder” means each of them

“Shareholders Equity”	means the total equity of the Ultimate Parent and its Subsidiaries as it appears on the consolidated balance sheet of the Ultimate Parent and its Subsidiaries prepared in accordance with US GAAP.

“Subordinated Debt”	means Debt of the Borrower which is subordinated on terms satisfactory to the Bank, to the payment of all amounts payable to the Bank under the Financing Agreements.

“Subsidiary”	means, with respect to any entity, any other entity over 50% of whose capital is owned, directly or indirectly, by such entity or which is otherwise effectively controlled by such entity.

“TARGET Day”	means any day on which the Trans-European Automated Real-time Gross Settlement Payment System (TARGET) is open for the settlement of payments in Euro.

“Tax” or “Taxes”	means any tax, royalty, stamp or other duty, assessment, levy, charge, value added tax, or impost of any nature whatsoever (including any related penalty or interest) imposed under any law.

“Total Liabilities”	shall have the meaning given to that term under US GAAP calculated based on the consolidated Financial Statements of the Ultimate Parent and its Subsidiaries.

“Tranche 1”	means the maximum principal amount of the loan provided for in Section 3.01(1) or, as the context may require, the principal amount thereof from time to time outstanding.

“Tranche 2”	means the maximum principal amount of the loan provided for in Section 3.01(2) or, as the context may require, the principal amount thereof from time to time outstanding.

“Ultimate Parent”

means Velti PLC of 22 Grenville Street, St Helier, Jersey JE4 8PX, Channel Islands and having a tax residency address at 28-32 Upper Pembroke Street, Dublin 2, Republic of Ireland and includes its successors it title.

“Ultimate Parent Guarantee”	means the irrevocable guarantee by the Ultimate Parent of all amounts owing to the Bank under the Financing Agreements, which guarantee shall be in form and substance satisfactory to the Bank.

“US GAAP”

means accounting principles generally accepted in the United States of America and consistently applied, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accounting Standard Board or any successor organisation.

Section 1.02.                         Interpretation

(a)               In this Agreement, unless the context otherwise requires, words denoting the singular include the plural and vice versa.

(b)              In this Agreement, a reference to a specified Article, Section, Schedule or Exhibit shall be construed as a reference to that specified Article or Section of, or Schedule or Exhibit to, this Agreement.

(c)               In this Agreement, a reference (i) to an amendment or to an agreement being amended includes a supplement, variation, assignment, novation, restatement or re-enactment, and (ii) to an agreement shall be construed as a reference to such agreement as it may be amended from time to time.

(d)              In this Agreement, the headings and the Table of Contents are inserted for convenience of reference only and shall not affect the interpretation of this Agreement.

(e)               In this Agreement, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting shares, by contract or otherwise.

(f)                 In this Agreement, a Default is outstanding or continuing until it has been remedied or waived by the Bank in writing.

(g)              In this Agreement, a reference to a document being “in the Agreed Form” means that the form of such document has been agreed by the parties hereto and that a copy thereof has been initialled for the purpose of identification by the Bank and the Borrower.

(h)              In this Agreement, any reference to “law” means any law (including, any common or customary law) and any treaty, constitution, statute, legislation, decree, normative act, rule, regulation, judgement, order, writ, injunction, determination, award or other legislative or administrative measure or judicial or arbitral decision in any jurisdiction which has the force of law or the compliance with which is in accordance with general practice in such jurisdiction.

(i)                  In this Agreement, any reference to a provision of law, is a reference to that provision as from time to time amended or re-enacted.

(j)                  In this Agreement, a reference to a “person” includes any person, natural or juridical entity, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing and references to a “person” include its successors in title, permitted transferees and permitted assigns.

(k)               In this Agreement, “Euro-zone” is a reference to the region comprised of the member states of the European Union that adopt the single currency in accordance with the Treaty Establishing the European Community, as amended by the Treaty on European Union and the Treaty of Amsterdam.

(l)                  In this Agreement, “including” and “include” shall be deemed to be followed by “without limitation” where not so followed.

ARTICLE II - REPRESENTATIONS AND WARRANTIES

Section 2.01.                         Representations Regarding the Borrower

The Borrower represents and warrants as follows:

(a)               Incorporation. The Borrower is a société anonyme, duly organised, validly existing, and, if applicable, in good standing under the laws of the Hellenic Republic and registered, to the extent required in accordance with applicable law, with all relevant registration bodies in any jurisdiction in which it carries on business or owns assets and has full power to own the properties which it owns and to carry out the businesses which it carries out.

(b)              Subsidiaries. The Borrower has no Subsidiaries other than 99.99% of Velti Center of Innovation S.A. (VCI S.A.) and 100% of Velti North America Inc. (VNA Inc.) and each of its Subsidiaries is duly organised, validly existing, and, if applicable, in good standing under the laws of the jurisdiction in which it is organised and registered, to the extent required in accordance with applicable law, with all relevant registration bodies in any jurisdiction in which it carries on business or owns assets and has full power to own the properties which it owns and to carry out the businesses which it carries out].

(c)     Share Capital. The Borrower has an authorised capital of EUR 13,409,291.50 (Thirteen Million Four Hundred Nine Thousand Two Hundred Ninety One Euros and Fifty Cents) consisting of 4,576,550 common registered shares with a nominal value of EUR 2.93 (Two Euros and Ninety Three Cents) each. The following is a list of all shareholders in the Borrower, with their respective shareholdings, as of the date of this Agreement:

Shareholder	Number of Shares	Percentage

VELTI LIMITED	4,576,550	100

Total		100

All of the shares listed above have been validly issued and are fully paid and all in-kind capital contributions by such shareholders have been made for full commercial value. There are no options, warrants or instruments convertible into shares or other agreements relating to the existing shares of the Borrower or for the issuance of additional shares of any class or description of the Borrower. No person has any right (other than as a shareholder) to share in the profits of the Borrower.

(d)     Directors and Officers. As of the date of this Agreement, the board of directors of the Borrower consists of Chris Kaskavelis (President of the board of directors), Alex Moukas (Managing Director) and Menelaos Scouloudis (Director). The Finance Director of the Borrower is Evangelos Angelides and the Chief Accountant of the Borrower is Stylianos Georgaroudakis.

(e)     Financial Statements. The consolidated balance sheet of the Borrower and the Ultimate Parent and its Subsidiaries as at 31 December 2009 and the related consolidated income statement, statement of changes in equity, cash flow statement and notes, comprising a summary of significant accounting policies and other explanatory notes, of the Borrower, the Ultimate Parent and its Subsidiaries for the Financial Year ending on that date, certified by the relevant Auditors, present fairly the consolidated financial position, financial performance and cash flows of the Borrower, the Ultimate Parent and its Subsidiaries as of the date of such balance sheet and for the period covered by such income statement, statement of changes in equity and cash flow statement and were prepared in accordance with Generally Accepted Accounting Principles, as regards the Borrower’s financial statements, and US GAAP as regards the financial statements of the Ultimate Parent and its Subsidiaries. Neither the Borrower nor the Borrower Group had, as of the date of each such balance sheet, any material contingent obligations, liabilities for Taxes or unusual forward or long term commitments, other than agreements entered into with customers in the ordinary course of the Borrower’s or the Borrower’s Group’s business, not disclosed by, or reserved against in, such balance sheet or the notes thereto. Since the date of such balance sheet, neither the Borrower nor the Borrower Group has suffered any Material Adverse Effect, incurred any substantial or unusual loss or liability or undertaken or agreed to undertake any substantial or unusual obligation except under the Financing Agreements.

(f)      Title to Assets. The Borrower owns and has good and marketable title to all of the assets, the ownership of which is reflected in its most recent balance sheet referred to in Section 2.02(e) or which are referred to in the Security Documents. Such assets are free from any restrictions or covenants which might have a Material Adverse Effect. The Borrower’s assets are not subject to any Lien, and the Borrower is not subject to any contract, arrangement or law, whether conditional or unconditional, pursuant to which any Lien on its assets may be created, except for Permitted Liens.

(g)     Material Contracts. Except as disclosed in the Letter of Information, as of the date of this Agreement, the Borrower is not a party to, or committed to enter into, any agreement for the incurring of new Financial Debt, other than the Financing Agreements.

(h)     Compliance with Law. The Borrower is not in violation of any law applicable to it and presently in effect. To the best of the Borrower’s knowledge, no law has been proposed or is expected which may have a Material Adverse Effect. All tax returns and reports of the Borrower required by law to be filed have been duly filed and all Taxes upon the Borrower, its properties and its income, which are due and payable, have been paid, other than those currently payable without penalty or interest. The Borrower is in compliance with all applicable laws concerning money laundering. Neither the Borrower nor the Guarantors nor any officers, directors, authorised employees, Affiliates, agents or representatives of the Borrower or a Guarantor has committed or engaged in, with respect to any transactions contemplated by this Agreement, any Prohibited Practice.

(i)      No Default. The Borrower is not in default under any agreement, obligation or duty to which it is a party or by which it or any of its properties or assets is bound and there exists no Default under this Agreement.

(j)      Environmental and Social Compliance. The Borrower and its businesses, operations, assets, equipment, property, leaseholds and other facilities are, in all material respects, in compliance with the provisions of all Environmental and Social Laws. The Borrower has been issued all required Authorisations relating to, and has received no complaint, order, directive, claim, citation or notice from any Governmental Authority or other person with respect to: (1) air emissions, (2) discharges to surface water or ground water, (3) noise emissions, (4) solid or liquid waste disposal, (5) the use, generation, storage, transportation or disposal of toxic or hazardous substances, (6) labour and employment conditions, (7) occupational health and safety, (8) public health, safety and security, (9) indigenous peoples, (10) cultural heritage and (11) resettlement or economic displacement of persons.

(k)     Litigation. Neither the Borrower nor any member of the Borrower Group is engaged in, or, to the best of its knowledge, threatened by, any litigation, arbitration or administrative proceeding, the outcome of which might have a Material Adverse Effect.

(l)      Letter of Information. Without prejudice to any of the foregoing representations and warranties herein and subject to Section 2.03(a), the Borrower represents and warrants that the information contained in the Letter of Information remains true, accurate and complete in all respects.

Section 2.02.        Representations Regarding the Financing Agreements

The Borrower represents and warrants as follows:

(a)     Corporate Power. The Borrower and each Guarantor has the corporate power to enter into, and perform its obligations under, the Financing Agreements to which it is a party.

(b)     Due Authorisation; Enforceability; No Conflict. The Financing Agreements to which the Borrower is a party have been duly authorised by the Borrower. This Agreement has been duly executed by the Borrower and this Agreement constitutes, and the other Financing Agreements to which the Borrower is a party, when executed and delivered, will constitute, valid and legally binding obligations of the Borrower, enforceable in accordance with their respective terms. The making of the Financing Agreements and the compliance with the terms thereof:

(1)         will not result in violation of the Borrower’s Charter or any provision contained in any law applicable to the Borrower;

(2)         will not conflict with or result in the breach of any provision of, or require any consent under, or result in the imposition of any Lien under, any agreement or instrument to which the Borrower is a party or by which the Borrower or any of its assets is bound; and

(3)         will not constitute a default or an event which, with the giving of notice, the passage of time or the making of any determination (or any combination thereof), would constitute a default under any such agreement or instrument.

(c)     Governmental Authorisations. No Authorisations from any Governmental Authority are required for the due execution, delivery or performance by the Borrower of any Financing Agreement, or the validity or enforceability thereof, or the carrying on of the business of the Borrower as it is carried on or is contemplated to be carried on.

(d)     Pari Passu Ranking. The Borrower’s payment obligations under the Financing Agreements rank at least pari passu with claims of all of its other creditors, except for claims mandatorily preferred by laws applicable to companies generally.

(e)     Security. Subject to registration of the Shares Pledge in the shares’ and shareholders’ books of the Borrower and at the Companies House in Cardiff, Wales, each Security Document will, when executed and delivered, constitute a valid and perfected security interest in the collateral covered by such Security Document, securing payment of all principal, interest and other amounts payable to the Bank under the Financing Agreements and ranking senior to all other Liens on such collateral. The Borrower is not a party to any other security agreement or instrument creating or purporting to create a Lien on such collateral. The Security is not subject to avoidance on liquidation of the Borrower or in bankruptcy, composition or other insolvency proceedings relating to the Borrower.

(f)      Taxes. There is no Tax of any Governmental Authority of the Hellenic Republic, the UK, the Republic of Ireland or the Channel Islands to be imposed on or by virtue of the execution, delivery or performance of any Financing Agreement or necessary to ensure the legality, validity, enforceability or admissibility in evidence thereof in of the Hellenic Republic, the UK, the Republic of Ireland or the Channel Islands.

Section 2.03.        Acknowledgement and Repetition

(a)     The Borrower acknowledges that it has made the representations and warranties contained in Sections 2.01 and 2.02 with the intention of inducing the Bank to enter into this Agreement and that the Bank has entered into this Agreement on the basis of, and in full reliance on, each of such representations and warranties. The Borrower warrants that it has no knowledge of any additional facts or matters the omission of which makes any of such representations and warranties misleading or which would or might reasonably be expected to affect the judgement of a prospective lender regarding lending to the Borrower. The Borrower shall notify the Bank of any changes to the Letter of Information on the date of application for any Disbursement to the extent necessary for the purpose of complying with Section 2.01(l).

(b)     Any representation or warranty given hereunder which specifies that such representation and warranty is provided hereunder “as of the date of this Agreement” shall only be given on the date of this Agreement and shall not be deemed to be repeated hereafter in connection with any Disbursement made pursuant to this Agreement. In respect of all other representations and warranties provided in this Article II, such representations and warranties shall be deemed to be repeated on submission of each Disbursement request and on each Disbursement date by reference to the facts and circumstances then existing.

ARTICLE III - LOAN

Section 3.01.        Amount and Currency

On and subject to the terms and conditions of this Agreement, the Bank agrees to lend to the Borrower an amount not to exceed EUR 15,000,000 (Fifteen Million Euros) consisting of:

(1)    Tranche 1 in an amount not to exceed EUR 10,000,000 (Ten Million Euros); and

(2)    Tranche 2 in an amount not to exceed EUR 5,000,000 (Five Million Euros).

Section 3.02.        Disbursements

(a)     Subject to Section 3.03 and Article IV, both Tranche 1 and Tranche 2 shall be disbursed by the Bank from time to time on any Business Day during the relevant Commitment Period in one or more Disbursements upon request of the Borrower. The Borrower may request a Disbursement by submitting to the Bank an original application for such Disbursement, in the form of Exhibit A and in substance satisfactory to the Bank, at least 10 Business Days prior to the proposed date of such Disbursement. Such application shall, unless the Bank otherwise agrees, be irrevocable and binding on the Borrower.

(b)     Disbursements (other than a Disbursement of the entire undisbursed amount of the Loan) shall be made in amounts of not less than EUR 2,000,000 (Two Million Euros) and in integral multiples of EUR 1,000,000 (One Million Euros).

Section 3.03.        Suspension and Cancellation

(a)     From time to time, the Bank may, by notice to the Borrower, suspend or cancel the right of the Borrower to all or any portion of any further Disbursements:

(1)          if the first Disbursement of Tranche 1 has not been made by the last day of the relevant Commitment Period or such other date as may be agreed by the parties hereto;

(2)          if an Event of Default has occurred and is continuing; or

(3)          if the Board of Governors of the Bank has decided that access by the Country of Operation to the Bank resources should be suspended or otherwise modified.

Upon the issuance of such notice by the Bank, the right of the Borrower to further Disbursements shall be suspended or cancelled as indicated in the notice. The exercise by the Bank of the right of suspension shall not preclude the Bank from exercising its right of cancellation as provided in this Section 3.03, either for the same or another reason, and shall not limit any other rights of the Bank under the Financing Agreements.

(b)     The Borrower shall have the right at any time, on not less than 30 days’ prior notice to the Bank, to cancel in whole or in part any undisbursed portion of the Loan; provided that:

(1)          the Borrower shall pay to the Bank at the same time all accrued commitment charges on the portion of the Loan to be cancelled and all other amounts due and payable hereunder;

(2)          in the case of a partial cancellation of the undisbursed portion of the Loan, such cancellation shall be in an amount of not less than EUR 1,000,000 (One Million Euros) and in an integral multiple of EUR 500,000 (Five Hundred Thousand Euros); and

(3)          the Borrower shall pay to the Bank on the date of cancellation a cancellation fee of 2% of the principal amount of the Loan to be cancelled.

Any such notice of cancellation by the Borrower shall be irrevocable and binding on the Borrower. On termination of the relevant Commitment Period, the Borrower shall be deemed to have cancelled any then undisbursed portion of the Loan and shall not be obliged on such date to pay the cancellation fee specified above. Amounts of the Loan which are cancelled by the Borrower may not be reinstated.

Section 3.04.        Charges and Commissions

(a)     The Borrower shall pay to the Bank during the relevant Commitment Period a commitment charge at the rate of 1% per annum on so much of Tranche 1 as has not, from time to time, been disbursed to the Borrower or cancelled and 1% per annum on so much of Tranche 2 as has not, from time to time, been disbursed to the Borrower or cancelled. The commitment charge shall accrue from day to day, in the case of Tranche 1, from the earlier of (i) the date which is 30 days after the date of this Agreement and (ii) the date of the first Disbursement under Tranche 1 and, in the case of an amount of Tranche 2, from the earlier of (i) the date which is 15 days after the date that Tranche 2 has been declared available by the Bank to the Borrower and (ii) the date of the fist Disbursement under Tranche 2. The commitment charge payable shall be calculated on the basis of the actual number of days elapsed in the relevant period and a 360-day year and shall be due and payable in arrears on each Interest Payment Date (even though no interest may be payable on such date) Provided however that if no disbursement of the Loan has been made within the Commitment Period in respect of Tranche 1, then the commitment charge shall be due and payable in arrears on the last day of the Commitment Period in respect of Tranche 1.

(b)     The Borrower shall pay to the Bank a front-end commission of EUR 100,000 (One Hundred Thousand Euros) in respect of Tranche 1 and EUR 37,500 (Thirty Seven Thousand and Five Hundred Euros) in respect of Tranche 2. Such front-end commission shall be due and payable, in the case of Tranche 1, not later than the earlier of (i) the date of the first Disbursement under Tranche 1 and (ii) the date which is 30 days after the date of this Agreement and in the case of Tranche 2, not later than the earlier of (i) the date of the first Disbursement under Tranche 2 and (ii) the date which is 15 days after the date that Tranche 2 has been declared available by the Bank to the Borrower.

(c)     The charges and commissions referred to in this Section 3.04 are non-refundable and are exclusive of any Tax which might be chargeable in connection with such charges or commissions. If any such Tax becomes chargeable, the Borrower shall pay such Tax to the Bank at the same time that the relevant charge or commission becomes due and payable.

Section 3.05.        Interest

(a)     Except as provided in Section 3.06, the Borrower shall pay interest on the principal amount of each Disbursement from time to time outstanding during each Interest Period for such Disbursement at a rate equal to the sum of the applicable Margin at the time and, subject to Section 3.07, the Interbank Rate for such Interest Period.

(b)     Interest shall:

(1)          accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period;

(2)          be calculated on the basis of the actual number of days elapsed and a 360-day year; and

(3)          be due and payable on the Interest Payment Date which is the last day of the relevant Interest Period.

(c)     Except as otherwise provided in Section 3.07, on each Interest Determination Date, the Bank shall determine the interest rate applicable during the relevant Interest Period and promptly give notice thereof to the Borrower. Each determination by the Bank of the interest rate applicable to any portion of the Loan shall be final, conclusive and binding upon the Borrower unless shown by the Borrower to the satisfaction of the Bank that any such determination has involved manifest error.

Section 3.06.        Default Interest

(a)     If the Borrower fails to pay when due any amount payable by it under this Agreement, the overdue amount shall bear interest at a rate equal to the sum of:

(1)          2.0% per annum;

(2)          the applicable Margin at the time; and

(3)          the interest rate per annum offered in the Euro-zone interbank market on the Default Interest Determination Date for a deposit in the Loan Currency of an amount comparable to the overdue amount for a period equal to the relevant Default Interest Period or, if a Market Disruption Event has occurred, the rate which expresses as a percentage rate per annum the cost to the Bank of funding its respective portion of the Loan from whatever source the Bank may reasonably select (or at the option of the Bank, the relevant Interbank Rate, if available).

(b)     Default interest shall:

(1)          accrue from day to day from the due date to the date of actual payment, after as well as before judgement, if any;

(2)          be calculated on the basis of the actual number of days elapsed and a 360-day year;

(3)          be compounded at the end of each Default Interest Period; and

(4)          be due and payable forthwith upon demand.

(c)     Each determination by the Bank of the interest rates applicable to overdue amounts and of Default Interest Periods shall be final, conclusive and binding upon the Borrower unless shown by the Borrower to the satisfaction of the Bank that any such determination has involved manifest error.

Section 3.07.        Market Disruption

(a)     If a Market Disruption Event occurs, the Bank shall promptly notify the Borrower. If the Bank notifies the Borrower of the occurrence of a Market Disruption Event, interest shall accrue on the Loan at a rate equal to the sum of:

(1)          the applicable Margin at the time; and

(2)          the rate which expresses as a percentage rate per annum the cost to the Bank of funding its respective portion of the Loan from whatever source the Bank may reasonably select (or, at the option of the Bank, the relevant Interbank Rate, if available), as notified by the Bank to the Borrower as soon as practicable and in any event before interest is due to be paid in respect of the relevant Interest Period, until the Bank has given notice to the Borrower that the Market Disruption Event has ceased to exist.

(b)     If a Market Disruption Event has occurred, the Bank shall have the right, in its discretion, to change the duration of any relevant Interest Period by sending to the Borrower a written notice thereof. Any such change to an Interest Period shall take effect on the date specified by the Bank in such notice.

(c)     Notwithstanding Section 3.07(a), if a Market Disruption Event occurs and the Bank or the Borrower so requires, within five Business Days of the notification by the Bank pursuant to Section 3.07(a) above, the Bank and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest applicable to the Loan. Any alternative basis so agreed shall take effect in accordance with its terms and replace the interest rate then in effect pursuant to Section 3.07(a) above. If agreement cannot be reached, the Borrower may prepay the Loan on the next Interest Payment Date in accordance with Section 3.09, but without any prepayment fee.

Section 3.08.        Repayment

(a)     The Borrower shall repay Tranche 1 on the following dates and in the following amounts:

Date Payment Due	Principal Amount Due

24 months after the first Disbursement of Tranche 1	EUR	1,000,000

27 months after the first Disbursement of Tranche 1	EUR	500,000

30 months after the first Disbursement of Tranche 1	EUR	200,000

33 months after the first Disbursement of Tranche 1	EUR	300,000

36 months after the first Disbursement of Tranche 1	EUR	1,000,000

39 months after the first Disbursement of Tranche 1	EUR	500,000

42 months after the first Disbursement of Tranche 1	EUR	200,000

45 months after the first Disbursement of Tranche 1	EUR	300,000

48 months after the first Disbursement of Tranche 1	EUR	1,000,000

51 months after the first Disbursement of Tranche 1	EUR	500,000

54 months after the first Disbursement of Tranche 1	EUR	500,000

57 months after the first Disbursement of Tranche 1	EUR	500,000

60 months after the first Disbursement of Tranche 1	EUR	3,500,000

If Tranche 1 is not drawn down in full by the end of the relevant Commitment Period, the amount of each repayment instalment of Tranche 1 shall be reduced proportionately.

(b)     The Borrower shall repay Tranche 2 on the following dates and in the following amounts:

Date Payment Due	Principal Amount Due

First Principal Repayment Date for Tranche 2	EUR	500,000

3 months after the First Principal Repayment Date for Tranche 2	EUR	250,000

6 months after the First Principal Repayment Date for Tranche 2	EUR	100,000

9 months after the First Principal Repayment Date for Tranche 2	EUR	150,000

12 months after the First Principal Repayment Date for Tranche 2	EUR	500,000

15 months after the First Principal Repayment Date for Tranche 2	EUR	250,000

18 months after the First Principal Repayment Date for Tranche 2	EUR	100,000

21 months after the First Principal Repayment Date for Tranche 2	EUR	150,000

24 months after the First Principal Repayment Date for Tranche 2	EUR	500,000

27 months after the First Principal Repayment Date for Tranche 2	EUR	250,000

30 months after the First Principal Repayment Date for Tranche 2	EUR	250,000

33 months after the First Principal Repayment Date for Tranche 2	EUR	250,000

36 months after the first Disbursement of Tranche 2	EUR	1,750,000

If Tranche 2 is not drawn down in full by the end of the relevant Commitment Period, the amount of each repayment instalment of Tranche 2 shall be reduced proportionately.

(c)     The dates for payment of principal of the Loan are intended to coincide with Interest Payment Dates. If any Interest Payment Date is affected by the proviso to the definition of “Interest Payment Date”, then the corresponding date for payment of principal shall be changed to coincide with such Interest Payment Date. Amounts of the Loan repaid may not be reborrowed.

Section 3.09.        Prepayment

The Borrower shall have the right at any time, on not less than 30 days’ prior notice to the Bank, to prepay on any Interest Payment Date all or any part of the principal amount of the Loan then outstanding; provided that:

(1)          the Borrower shall pay to the Bank at the same time all accrued interest and other amounts payable on the principal amount of the Loan to be prepaid and all other amounts due and payable hereunder;

(2)          in the case of a partial prepayment, such prepayment shall be in an amount of not less than EUR 1,000,000 (One Million Euros), shall be applied pro rata between Tranche 1 and Tranche 2 in proportion to the respective principal amounts thereof then outstanding and shall be applied to prepay the outstanding repayment instalments of the Loan in direct order of maturity; and

(3)                             the Borrower shall pay to the Bank on the date of prepayment a prepayment fee equal to:

a)              in respect of a prepayment of Tranche 1 or any part thereof:

i)                 if such prepayment is made during the first 24 months from the first Disbursement of Tranche 1, 2% of the principal amount of Tranche 1 to be prepaid;

ii)              if such prepayment is made after the first 24 months from the first Disbursement of Tranche 1 but on or before the last day of the period ending 36 months from the first Disbursement of Tranche 1, 1.5% of the principal amount of Tranche 1 to be prepaid;

iii)           if such prepayment is made after the first 36 months from the first Disbursement of Tranche 1 but on or before the last day of the period ending 48 months from the first Disbursement of Tranche 1, 1% of the principal amount of Tranche 1 to be prepaid;

iv)          if such prepayment is made after the first 48 months but on or before the last day of the period ending 60 months from the first Disbursement of Tranche 1, 0.5% of the principal amount of Tranche 1 to be prepaid;

b)             in respect of a prepayment of Tranche 2 or any part thereof:

i)                 if such prepayment is made during the first 24 months from the first Disbursement of Tranche 2, 2% of the principal amount of Tranche 2 to be prepaid;

ii)              if such prepayment is made after the first 24 months from the first Disbursement of Tranche 2 but on or before the last day of the period ending 36 months from the first Disbursement of Tranche 2, 1.5% of the principal amount of Tranche 2 to be prepaid;

iii)           if such prepayment is made after the first 36 months from the first Disbursement of Tranche 2 but on or before the last day of the period ending 48 months from the first Disbursement of Tranche 2, 1% of the principal amount of Tranche 2 to be prepaid;

iv)          if such prepayment is made after the first 48 months but on or before the last day of the period ending 60 months from the first Disbursement of Tranche 2, 0.5% of the principal amount of Tranche 2 to be prepaid;

Any such notice of prepayment by the Borrower shall be irrevocable and binding on the Borrower and, upon delivery of such notice, the Borrower shall be obligated to prepay the Loan in accordance with the terms thereof. Amounts of the Loan prepaid by the Borrower may not be reborrowed.

Section 3.10.                         Payments

(a)               All payments of principal, interest, charges, commissions, fees, expenses and any other amounts due to the Bank under this Agreement shall be made, without set-off or counterclaim, in the Loan Currency (or, in the case of costs and expenses of the Bank, in the currency in which such costs and expenses were incurred), for value on the due date, to such account and such place as the Bank may from time to time designate by notice to the Borrower.

(b)              The sums to be disbursed by the Bank to the Borrower hereunder shall be payable in the Loan Currency for value, unless otherwise agreed by the Borrower and the Bank, on the value date requested by the Borrower in its Disbursement application and to such correspondent account as the Borrower may designate in its Disbursement application (with instructions to transfer such sums, at the Borrower’s risk and expense, to such account as the Borrower may designate in its Disbursement application).

(c)               If the due date for any payment under this Agreement would otherwise fall on a day which is not a Business Day, then such payment shall instead be due on the next succeeding Business Day in the same calendar month or, if there is no succeeding Business Day in the same calendar month, the immediately preceding Business Day.

(d)              the Bank shall have the right, to the fullest extent permitted by law, to set off any amount owed by the Bank to the Borrower, whether or not matured, against any amount then due and payable by the Borrower under any Financing Agreement, whether or not the Bank has demanded payment by the Borrower of such amount and regardless of the currency or place of payment of either such amount. the Bank shall have the right, to the fullest extent permitted by law, to deduct from the proceeds of any Disbursement any charges, commissions, fees, expenses and other amounts then due and payable by the Borrower to the Bank under any Financing Agreement.

Section 3.11.                       Insufficient Payments

(a)               If the Bank at any time receives less than the full amount then due and payable to it under this Agreement, the Bank shall have the right to allocate and apply the amount received in any way or manner and for such purpose or purposes under this Agreement as the Bank in its sole discretion determines, notwithstanding any instruction that the Borrower may give to the contrary.

(b)              The Borrower shall indemnify the Bank against any losses resulting from a payment being received, or a claim being filed or an order or judgement being given, hereunder in a currency or place other than the currency and place specified in Section 3.10(a) . The Borrower shall pay such additional amount as is necessary to enable the Bank to receive, after conversion to such currency at a market rate and transfer to such place, the full amount due to the Bank hereunder in the currency and at the place specified in Section 3.10(a) .

Section 3.12.                         Taxes

(a)               The Borrower shall pay or cause to be paid, or reimburse the Bank on demand for, all present and future Taxes, now or at any time hereafter levied or imposed by any Governmental Authority of any jurisdiction out of which or through which payments hereunder are made, on or in connection with the payment of any amounts due to the Bank under this Agreement.

(b)              All payments of principal, interest and other amounts due to the Bank under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided, however, that, in the event that the Borrower is prevented by operation of law or otherwise from making such payments free and clear of such deductions or withholdings, the principal, interest or other amount (as the case may be) due under this Agreement shall be increased to such amount as may be necessary to remit to the Bank the full amount it would have received had such payment been made without such deductions or withholdings.

Section 3.13.                         Unwinding Costs

(a)               If, for any reason (including, without limitation, an acceleration pursuant to Section 7.02), any portion of the Loan becomes due and payable on a date other than the last day of an Interest Period, the Borrower shall pay to the Bank on demand the amount, if any, by which:

(1)                             the interest which would have accrued on such portion of the Loan from the date on which such portion of the Loan has become due and payable to the last day of the then current Interest Period relevant to such portion of the Loan at a rate equal to the Interbank Rate for such Interest Period;

exceeds:

(2)                             the interest which the Bank would be able to obtain if it were to place an amount equal to such portion of the Loan on deposit with a leading bank in the Euro-zone interbank market for the period commencing on the date on which such portion of the Loan has become due and payable and ending on the last day of the then current Interest Period relevant to such portion of the Loan.

(b)              If any overdue amount is paid on a date other than the last day of a Default Interest Period, the Borrower shall pay to the Bank on demand the amount, if any, by which:

(1)                             the interest which would have accrued on such overdue amount from the date of receipt of such overdue amount to the last day of the then current Default Interest Period at a rate equal to the rate specified in Section 3.06(a)(3) for such Default Interest Period;

exceeds:

(2)                             the interest which the Bank would be able to obtain if it were to place an amount equal to such overdue amount on deposit with a leading bank in the Euro-zone interbank market for the period commencing on the Business Day immediately following the date of receipt of such overdue amount and ending on the last day of the then current Default Interest Period.

(c)               The Borrower shall forthwith upon notice from the Bank reimburse the Bank for any costs, expenses and losses incurred by the Bank, and not otherwise recovered by the Bank under Sections 3.13(a) and 3.13(b), as a result of the occurrence of an Event of Default, prepayment of any portion of the Loan on a date other than the last day of an Interest Period, failure by the Borrower to pay any amount when due hereunder, failure by the Borrower to borrow in accordance with a Disbursement application submitted pursuant to Section 3.02 or failure by the Borrower to make any prepayment in accordance with a notice of prepayment delivered pursuant to Section 3.09.

(d)              A certificate of the Bank as to any amount payable under this Section 3.13 shall be final, conclusive and binding on the Borrower unless shown by the Borrower to the satisfaction of the Bank to contain manifest error.

Section 3.14.                         Increased Costs

The Borrower shall, from time to time within 15 Business Days following a demand of the Bank, reimburse the Bank for any net incremental costs to the Bank of making or maintaining, or committing to make, the Loan which result from the introduction of, or any change in, any applicable law or any applicable guideline or policy (whether or not having the force of law), or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, subsequent to the date of this Agreement. A certificate of the Bank as to the amount of such net incremental costs shall be final, conclusive and binding on the Borrower unless shown by the Borrower to the satisfaction of the Bank to contain manifest error.

Section 3.15.                         Illegality

Notwithstanding anything in this Agreement, if it is or becomes unlawful in any jurisdiction for the Bank to make, maintain or fund the Loan or perform any of its obligations under this Agreement, then:

(1)                             upon request by the Bank, the Borrower shall, on the next Interest Payment Date or such earlier date as the Bank may specify, prepay that portion of the principal amount of the Loan which the Bank notifies to the Borrower as being affected by such change, together with all accrued interest and other amounts payable thereon; and

(2)                             upon notice from the Bank, any portion of the Loan which the Bank notifies to the Borrower as being affected by such change and which has not theretofore been disbursed shall be cancelled immediately.

Section 3.16.                         Loan Account

The Bank shall open and maintain on its books an account in the Borrower’s name showing the Disbursements and repayments thereof and the computation and payment of interest, charges, commissions, fees and other amounts due and sums paid hereunder. Such account shall be final, conclusive and binding on the Borrower as to the amount at any time due from the Borrower hereunder, absent manifest error.

ARTICLE IV - CONDITIONS PRECEDENT

Section 4.01.                         First Disbursement of Tranche 1

The obligation of the Bank to make the first Disbursement of Tranche 1 shall be subject to the prior fulfilment, in form and substance satisfactory to the Bank, or at the sole discretion of the Bank the waiver, whether in whole or part and whether subject to conditions or unconditional, of the following conditions precedent:

(a)               Financing Agreements. The Bank shall have received duly executed originals of the following agreements:

(1)                             this Agreement;

(2)                             the Parent Guarantee;

(3)                             the Ultimate Parent Guarantee;

(4)                             the Share Retention Agreement; and

(5)                             the Letter of Information.

(b)              Security. The Security shall have been validly created and perfected in a manner satisfactory to the Bank and the Bank shall have received duly executed originals of the following Security Documents, together with any document, recording, filing, notification, registration, notarisation or other evidence required, in the opinion of the Bank, for the creation, validity, perfection or priority of the Liens of the Bank in or under such Security Documents:

(1)                             the Bank Account Pledges; and

(2)                             the Shares Pledge.

(c)               Charters. The Bank shall have received certified copies of the Charters (and, if relevant, certificates of registration and good standing) of the Borrower and each Guarantor and, at the request of the Bank, any other parties to the Financing

Agreements, each as amended to date.

(d)              Corporate Authorisations. The Bank shall have received certified copies of all corporate (including, if required, shareholder) Authorisations necessary for the due execution, delivery and performance of the Financing Agreements, and any other documents in implementation thereof, by the Borrower and each Guarantor and, at the request of the Bank, any other parties thereto and for the transactions contemplated thereby, including the authorisations of the persons signing the Financing Agreements to sign such documents and to bind the respective parties thereby.

(e)               Specimen Signatures. The Bank shall have received:

(1)                             a certificate of incumbency and authority of the Borrower substantially in the form of Exhibit B; and

(2)                             a certificate of an appropriate officer of each Guarantor and, at the request of the Bank, any other party to the Financing Agreements certifying the specimen signature of each person authorised to sign, on behalf of such party, the Financing Agreements to be entered into and performed by such party.

(f)                 Governmental and Other Authorisations. The Bank shall have received certified copies of all Authorisations, including creditors’ consents, necessary for the execution, delivery and performance of the Financing Agreements by the Borrower, each Guarantor, the Shareholders, and, at the request of the Bank, any other parties thereto and for the transactions contemplated thereby, including:

(1)                             the borrowing by the Borrower under this Agreement;

(2)                             the creation of the Security;

(3)                             the remittance to the Bank of all monies payable in respect of the Financing Agreements; and

(4)                             the carrying on of the business of the Borrower as it is presently carried on and is contemplated to be carried on;

other than any Authorisation of a routine or minor nature which is not necessary at the time of the proposed Disbursement and which is customarily granted in due course after timely application, and in respect of which the Borrower is not aware of any reason for it being unable to obtain in due course such Authorisation.

(g)              Auditors Letter. The Bank shall have received a copy of a letter to the Auditors from the Ultimate Parent substantially in the form of Exhibit C.

(h)              Process Agent Appointments. The Bank shall have received written confirmation from the agents for service of process appointed by the Borrower, each Guarantor and the Shareholders, pursuant to the Financing Agreements of their acceptances of such appointments.

(i)                  Legal Opinions. The Bank shall have received the following legal opinions regarding such matters incident to the transactions contemplated by the Financing

Agreements as the Bank reasonably requests:

(1)                             the opinion of Cocalis & Psarras, special Greek counsel to the Borrower;

(2)                             the opinion of DLA Piper UK Limited, special English counsel to the Parent;

(3)                             the opinion of Mourant Ozannes, special Jersey counsel to the Ultimate Parent;

(4)                             the opinion of Walkers , special Jersey counsel to the Bank; and

(5)                             the opinion of Norton Rose LLP, special English and Greek counsel to the Bank.

(j)                  Accounts. The Borrower shall have opened the Accounts and deposited therein the amounts provided in Section 9.01.

Section 4.02.                         First Disbursement of Tranche 2

The obligation of the Bank to make the first Disbursement of Tranche 2 shall be subject to the prior fulfilment, in form and substance satisfactory to the Bank, or at the sole discretion of the Bank the waiver, whether in whole or part and whether subject to conditions or unconditional, of the following conditions precedent:

(a)               Tranche 1. The full amount of Tranche 1 shall have been disbursed to the Borrower.

(b)              Financial Statements. The Bank shall have received the consolidated Financial Statements of the Ultimate Parent and its Subsidiaries for the financial period ending on 30 June 2010 reviewed by the relevant Auditors and evidencing such financial performance of the Ultimate Parent and its Subsidiaries which is acceptable to the Bank.

(c)               Financial Covenants. The Bank shall have received a report by the Borrower containing also details of calculations, certifying that on the basis of the latest consolidated semi-annual Financial Statements of the Ultimate Parent and its Subsidiaries:

(i)        the ratio of Net Debt to Operating EBITDA, on a rolling 12 months basis, is not more than 2.50:1;

(ii)     the ratio of EBIT to Net Interest Expense, is not less than 1.60:1; and

(iii)  the ratio of Total Liabilities to Shareholders Equity, is not more than 2.00:1.

(d)              Other Covenants. The Bank shall have received evidence satisfactory to it that the Borrower is in compliance with all other covenants under this Agreement.

(e)               Availability Notice. The Bank shall have notified the Borrower in writing that Tranche 2 has become available.

Section 4.03.                       All Disbursements

The obligation of the Bank to make any Disbursement shall also be subject to the fulfilment, in form and substance satisfactory to the Bank, or at the sole discretion of the Bank the waiver, whether in whole or part and whether subject to conditions or unconditional, of the conditions that, on the date of the Borrower’s application for such Disbursement and on the date of such Disbursement:

(a)               Continuing Validity of Documents. All agreements, documents and instruments delivered to the Bank pursuant to Section 4.01 shall be in full force and effect and unconditional (except for this Agreement having become unconditional, if that is a condition of any such agreement, document or instrument).

(b)              Representations and Warranties. The representations and warranties made or confirmed by the Borrower, each Guarantor and each Shareholder in the Financing Agreements shall be true on and as of such dates with the same effect as though such representations and warranties had been made on and as of such dates.

(c)               No Default. No Default shall have occurred and be continuing or shall, in the reasonable opinion of the Bank, be imminent and the Borrower shall not, as a result of such Disbursement, be in violation of its Charter, any provision contained in any agreement or instrument to which the Borrower is a party (including this Agreement) or by which the Borrower is bound or any law applicable to the Borrower.

(d)              No Material Adverse Change. Nothing shall have occurred which, in the reasonable opinion of the Bank, might have a Material Adverse Effect.

(e)               Use of Proceeds. The proceeds of such Disbursement shall be needed by the Borrower for general corporate purposes and shall be used only in the Member States, and the Bank shall have received such evidence as to the proposed utilisation of the proceeds of such Disbursement and the utilisation of the proceeds of any prior Disbursement as the Bank reasonably requests.

(f)                 Fees and Expenses. The Bank shall have received payment of all amounts due and owing to it under the Financing Agreements, including all fees and expenses described in Section 3.04 and Section 5.09.

(g)              Disbursement Application. The Bank shall have received an original of the Borrower’s timely application for such Disbursement substantially in the form of Exhibit A.

(h)              Accounts. The Borrower shall have deposited in the relevant Account the amounts provided in Section 9.01 to be deposited therein prior to the relevant Disbursement.

ARTICLE V - AFFIRMATIVE COVENANTS

Unless the Bank otherwise agrees in writing:

Section 5.01.                         Maintenance and Continuity of Business

The Borrower shall maintain its corporate existence in compliance with all applicable laws. The Borrower shall conduct its business with due diligence and efficiency, in accordance with sound engineering, financial and business practices and in compliance with all applicable laws, including all money laundering, environmental, health and safety laws. The Borrower shall use procurement methods and internal control procedures which ensure a sound selection of goods and services at fair market value and that the Borrower is making its capital investments in a cost effective manner.

Section 5.02.                         Accounting

(a)               The Borrower shall maintain, and shall procure that each Guarantor maintains, books of account and other records adequate to present fairly the consolidated financial position, financial performance and cash flows of (i) the Borrower and its Subsidiaries and the results of its operations in conformity with Generally Accepted Accounting Principles and (ii) the Ultimate Parent and its Subsidiaries and the results of its operations in conformity with US GAAP.

(b)              The Borrower shall maintain, and shall procure that the Ultimate Parent maintains, as its auditors a firm of independent accountants acceptable to the Bank.

(c)               The Borrower shall procure that the Ultimate Parent shall authorise, by a letter substantially in the form of Exhibit C, the relevant Auditors to communicate directly with the Bank at any time regarding the Borrower’s and the Ultimate Parent and its Subsidiaries’ accounts and operations with the Borrower acting as a channel of communication thereto.

Section 5.03.                         Continuing Governmental and Other Authorisations

The Borrower shall obtain and maintain in force (or, where appropriate, renew) all Authorisations required for the purposes described in Sections 4.01(d) and 4.01(f). The Borrower shall perform and observe all the conditions and restrictions contained in, or imposed on the Borrower by, such Authorisations.

Section 5.04.                         Security

The Borrower shall create, perfect, maintain and, as appropriate, renew the Security in a manner satisfactory to the Bank.

Section 5.05.                         Compliance with Other Obligations

The Borrower shall comply in all material respects with all agreements to which it is a party or by which it or any of its properties or assets is bound.

Section 5.06.                         Taxes

(a)               The Borrower shall pay when due all of its Taxes, including any Taxes against any of its properties, other than Taxes which are being contested in good faith and by proper proceedings and as to which adequate reserves have been set aside for the payment thereof. The Borrower shall make timely filings of all Tax returns and governmental reports required to be filed or submitted under any applicable law.

(b)              The Borrower shall pay all Taxes payable on, or in connection with, the execution, issue, delivery, registration or notarisation of any Financing Agreement or any other document related to this Agreement. Upon notice from the Bank, the Borrower shall pay to the Bank, or reimburse the Bank for, an amount equal to any such Taxes levied on or paid by the Bank.

Section 5.07.                         Financial Ratios

(a)               Operating EBITDA Ratio. The Borrower shall, at all times, not permit the ratio of Net Debt to Operating EBITDA of the Ultimate Parent and its Subsidiaries to exceed 3.00:1 on an annual basis.

(b)              Leverage Ratio. The Borrower shall, at all times, not permit the ratio of Total Liabilities of the Ultimate Parent and its Subsidiaries to Shareholders Equity, to exceed 2.00:1 on an annual and semi-annual basis.

(c)               Interest Cover Ratio. The Borrower shall, at all times, procure that the Ultimate Parent maintains a ratio of EBIT of the Ultimate Parent and its Subsidiaries to Net Interest Expense of the Ultimate Parent and its Subsidiaries, of not less than 1.60:1 on an annual basis.

Without prejudice to the Borrower’s obligations under Section 5.12, the Bank shall be entitled at any time to request such financial and other information as it shall consider appropriate to assess compliance with any or all of the covenants in Section 5.07.

Section 5.08.                         Further Documents

The Borrower shall execute all such other documents and instruments and do all such other acts and things as the Bank may determine are necessary or desirable to give effect to the provisions of the Financing Agreements and to cause the Financing Agreements to be duly registered, notarised and stamped in any applicable jurisdiction. The Borrower hereby irrevocably appoints and constitutes the Bank as the Borrower’s true and lawful attorney with right of substitution (in the name of the Borrower or otherwise) to execute such documents and instruments and to do such acts and things in the name of and on behalf of the Borrower in order to carry out the provisions hereof.

Section 5.09.        Costs and Expenses

(a)     The Borrower shall, whether or not any Disbursement is made, pay to the Bank or as the Bank may direct, within 30 days of the Bank furnishing to the Borrower the invoice thereof (but, in any event, on or prior to the first Disbursement in the case of costs and expenses incurred and invoiced to the Borrower prior to the date of the first Disbursement):

(1)  all out-of-pocket costs and expenses (including, travel expenses and the fees and expenses of outside counsel, accountants and consultants to the Bank) incurred by the Bank in connection with:

i)      the assessment, preparation, negotiation and arrangement of the Loan by the Bank;

ii)     the preparation, review, negotiation, execution and, where appropriate, registration and notarisation of the Financing Agreements and the Security and any other documents related thereto; and

iii)    the giving of any legal opinions hereunder,

Provided however that the total out-of-pocket expenses outlined in item (1) above shall not exceed the equivalent of EUR 100,000 (One Hundred Thousand Euros) and that, if the said expenses reach the equivalent of EUR 100,000 (One Hundred Thousand Euros), the Bank will seek approval of the Borrower to incur additional expenses of up to a further EUR 10,000 (Ten Thousand Euros) and similarly thereafter as each agreed threshold is reached.

(b)     The Borrower shall pay all out-of-pocket expenses (including travel expenses) incurred by the Bank in connection with the administration and monitoring of the Financing Agreements after the date of this Agreement until the full repayment of the Loan in an amount foreseen not to exceed the equivalent of EUR 10,000 (Ten Thousand Euros) per annum.

(c)     The Borrower shall pay to the Bank or as the Bank may direct, on demand, all fees, costs and expenses (including, legal fees and expenses) incurred by the Bank:

(1)     in the determination of whether there has occurred a Default;

(2)     in respect of the preservation or enforcement of any of its rights under any Financing Agreement and the collection of any amount owing to the Bank; and

(3)     in connection with the assessment, preparation, review, negotiation, execution and, where appropriate, registration and notarisation of any amendment to or waiver of any Financing Agreement or any other document related thereto.

Section 5.10.        Ranking

The Borrower shall ensure that its obligations under this Agreement shall at all times rank at least pari passu with all its other present and future direct senior obligations of the Borrower, other than obligations mandatorily preferred by law.

Section 5.11.        Use of proceeds

The Borrower shall:

(a)     Use the proceeds of the Loan for general corporate purposes, including organic growth, capital investments, working capital needs, including for the developmental purposes of Law 3299/2004 (as such law is published in Issue A 261 of 23 December 2004 of the Government Gazette of the Hellenic Republic) as well as expansion through mergers and/or acquisitions of appropriate target companies.

(b)     Ensure that the proceeds of the Loan are used only in Member States.

(c)     Ensure that all uses of the proceeds of the Loan by the Borrower are consistent with all applicable laws, including local environmental, health, safety and employment regulations and standards.

(d)     Comply with the Bank’s Negative List of Products attached hereto as Schedule 2 as regards its business and operations.

Section 5.12.        Furnishing of Information

(a)     As soon as available but, in any event, within 10 days after each Interest Payment Date, the Borrower shall furnish to the Bank a report on the moneys standing to the credit of the Deposit Account and the DSRA Account on such date, certified by an officer of the Borrower.

(b)     As soon as available but, in any event, within 90 days after the end of the first half of each Financial Year, the Borrower shall furnish to the Bank:

(1)     two copies of the consolidated Financial Statements of the Borrower, the Ultimate Parent and its Subsidiaries, in each case, for such semi-annual period, the latter as reviewed by the relevant Auditors in a form substantially similar to the Financial Statements for the Financial Year and, if requested by the Bank, certified by an officer of the Borrower or, in relation to the Ultimate Parent and its Subsidiaries’ Financial Statements, an officer of the Ultimate Parent;

(2)     a management discussion and analysis of results for such semi-annual period, including a report on projects which were financed or investments made in the Member States (including out of the proceeds of the Loan) and including a report on any factors materially and adversely affecting or which might materially and adversely affect the Ultimate Parent and its Subsidiaries’ business, operations or financial condition or a statement that there are no such factors in a format acceptable to the Bank; and

(3)     a report by the Borrower certifying that the Ultimate Parent and its Subsidiaries were in compliance with the financial covenants contained in Section 5.07 as at the end of such period of such Financial Year or detailing any non-compliance, as the case may be, and including details of the calculations of such financial covenants.

(c)     As soon as available but, in any event, within 150 days after the end of each Financial Year, the Borrower shall furnish to the Bank:

(1)     two copies of the consolidated Financial Statements of the Ultimate Parent and its Subsidiaries for such Financial Year, together with a report of the relevant Auditors thereon prepared in accordance with US GAAP; and

(2)     a copy of a report, in form and substance satisfactory to the Bank, substantially following the template provided in the attached hereto Schedule 3, on environmental, health and safety issues arising in relation to the Borrower during such Financial Year.

(d)     As soon as available but, in any event, within 60 days after the end of each Financial Year, the Borrower shall furnish to the Bank a security certificate in the form of Exhibit D, providing the Bank with an update of any property or rights owned or acquired by the Borrower which are required to be provided as part of the Security and confirming to the Bank that each of the Security Documents constitutes a valid and perfected security interest in the collateral covered by such Security Document.

(e)     The Borrower shall promptly notify the Bank of any event or condition (including, any pending or threatened litigation, arbitration or administrative proceeding) which might have a Material Adverse Effect.

(f)      Immediately upon the occurrence of any Default, the Borrower shall give the Bank notice thereof by facsimile transmission specifying the nature of such Default and any steps the Borrower is taking to remedy the same.

(g)     The Borrower shall furnish promptly to the Bank a copy of all the decisions of its board of directors’ meetings and the resolutions of its shareholders’ meetings affecting the Loan.

(h)     The Borrower shall promptly notify the Bank if the Borrower obtains any information regarding a violation of Section 2.01(h) or Section 6.12 or if any international financial institution has imposed any sanction on the Borrower or any other member of the Borrower Group for any Prohibited Practice. If the Bank notifies the Borrower or the Ultimate Parent or any of its Subsidiaries of its concern that there has been a violation of Section 2.01(h) or Section 6.12, the Borrower shall cooperate in good faith with the Bank and its representatives in determining whether such a violation has occurred and shall respond promptly and in reasonable detail to any such notice from the Bank and shall furnish documentary support for such response upon the Bank’s request.

(i)      The Borrower shall furnish promptly to the Bank such other information as the Bank may from time to time reasonably request. The Borrower shall permit representatives of the Bank (including, any consultants engaged by the Bank) to visit the premises where the business of the Borrower is conducted and to have access to the books of account and records of the Borrower, subject to three Business Days prior notice and to the extent permitted by law.

Section 5.13.        Systems

The Borrower shall maintain satisfactory to the Bank accounting, cost control and management information systems.

ARTICLE VI - NEGATIVE COVENANTS

Unless the Bank otherwise agrees in writing:

Section 6.01.        Dividends

Except as expressly provided herein, the Borrower shall not declare or pay any dividend, or make any distribution on its share capital, or purchase, redeem or otherwise acquire any shares of capital of the Borrower or any option over the same, or make any payment of principal or interest on any Subordinated Debt. Notwithstanding the foregoing, the Borrower may take any such action, but only if no Default has occurred and is continuing at the time of such action or no Default will occur as a result of such action.

Section 6.02.        Liens

The Borrower shall not create or permit to exist any Lien on any property, revenues or other assets, present or future, of the Borrower, except:

(1)     the Security;

(2)     any Tax or other non-consensual Lien arising by operation of law or other statutory Lien arising in the ordinary course of business, provided that such Lien (other than a Lien for a sum which is not yet delinquent) is discharged within 60 days after the date it is created or, if the validity or amount of such Lien or the sum secured by such Lien is being contested in good faith and by proper proceedings and adequate reserves have been set aside for the payment of such sum, within 60 days after final adjudication;

(3)     any Lien existing and disclosed in the Letter of Information, including any such Lien securing underlying Financial Debt which may be extended on an annual basis; and

(4)     any other Lien, provided that the maximum aggregate amount secured by all such Liens does not exceed EUR 2,000,000 (Two Million Euros) (or the equivalent thereof in any other currency).

Section 6.03.        Derivative Transactions

The Borrower shall not enter into any interest rate or currency swap, interest rate cap or collar, forward rate agreement or other interest rate, currency or commodity hedge or similar derivative transaction, except in the ordinary course of business for the purposes of hedging in whole or in part its exposure in respect of its assets and its liabilities.

Section 6.04.        Arm’s Length Transactions

The Borrower shall not enter into any transaction with any person except in the ordinary course of business, on ordinary commercial terms and on the basis of arm’s-length arrangements, or enter into any transaction whereby the Borrower would pay more than the ordinary commercial price for any purchase or would receive less than the full ex-works commercial price (subject to normal trade discounts) for its products or services.

Section 6.05.        Profit-sharing and Management Arrangements

(a)     The Borrower shall not enter into any partnership, profit-sharing or royalty agreement or other similar arrangement whereby the Borrower’s income or profits are, or might be, shared with any other person Provided however that for the avoidance of doubt any profit-sharing or revenue-sharing or royalty agreement or other similar arrangement whereby the Borrower’s counterparty’s income or profits are, or might be, shared with any other person (including, without limitation, the Borrower), shall be exempt from the application of this Section 6.05(a).

(b)     The Borrower shall not enter into any management contract or similar arrangement whereby its business or operations are managed by any other person.

Section 6.06.        Investments

The Borrower shall not form or have any Subsidiary other than those referred to in Section 2.01(b) hereof, or make or permit to exist loans or advances to, or deposits (other than deposits in the ordinary course of business with reputable banks) with, other persons or investments in any person or enterprise, which such person or enterprise is not a member of the Borrower Group; provided, however, that the Borrower shall be at liberty to invest in short-term investment grade marketable securities solely to give temporary employment to the Borrower’s idle resources.

Section 6.07.        Financing Agreements

The Borrower shall not terminate, amend or grant any waiver in respect of any provision of any Financing Agreement to which it is a party.

Section 6.08.        Changes in Business, Capital and Charter

(a)     The Borrower shall not make changes, or permit changes to be made, to the nature of its present business or operations in any a manner which would prevent the Borrower from fulfilling its obligations under any Financing Agreement.

(b)     The Borrower shall not decrease its capital.

(c)     The Borrower shall not make changes, or permit changes to be made, to its Charter in any manner which would be inconsistent with the provisions of any Financing Agreement.

(d)     The Borrower shall not take any other action which in the reasonable opinion of the Bank may adversely affect the Borrower’s ability to fulfil its obligations under any Financing Agreement.

Section 6.09.        Prepayment of Long-term Debt

The Borrower shall not (whether voluntarily or involuntarily) make any prepayment, repurchase or early redemption of any of its Long-term Debt or make any repayment of any of its Long-term Debt pursuant to any provision of any agreement or note which provides directly or indirectly for acceleration of repayment in time or amount, unless in any such case, if the Bank so requires, the Borrower contemporaneously makes a proportionate prepayment of the principal amount then outstanding of the Loan in accordance with the provisions of Section 3.09 (except that there shall be no prepayment fee and no minimum amount or notice period for such prepayment) Provided however that this Section 6.05 shall not apply to any prepayment, repurchase or early redemption of any Long-term Debt of the Borrower or to any repayment of any Long-term Debt of the Borrower pursuant to any provision of any agreement or note which provides directly or indirectly for acceleration of repayment in time or amount, to the extent made with funds raised by the Ultimate Parent by listing its shares on Nasdaq.

Section 6.10.        Sale of Assets; Merger

(a)     The Borrower shall not sell, transfer, lease or otherwise dispose of any of its assets (whether in a single transaction or in a series of transactions, related or otherwise) with carrying value in excess of 20% of the Shareholders Equity, as provided in the relevant Financial Statements for the financial year preceding such disposition of assets.

(b)     The Borrower shall not undertake or permit any merger, consolidation or reorganisation that would affect more that 20% of the Shareholders Equity, as provided in the relevant Financial Statements for the financial year preceding such merger, consolidation or reorganisation.

Section 6.11.        Shareholding

The Borrower shall procure that the Parent shall not sell, transfer, or otherwise dispose of any of its shares (whether in a single transaction or in a series of transactions, related or otherwise) in the Borrower.

Section 6.12.        Fraud and Corruption

The Borrower shall not, and shall not authorise or permit any of its officers, directors, authorised employees, Affiliates, agents or representatives to, engage in, with respect to any transactions contemplated by this Agreement, any Prohibited Practice.

ARTICLE VII - EVENTS OF DEFAULT

Section 7.01.        Events of Default

Each of the following events and occurrences shall constitute an Event of Default under this Agreement:

(a)     Payments. The Borrower fails to pay when due any principal of, or interest on, the Loan as required by this Agreement, except where both of the following conditions apply:

(1)     the failure to pay is due to an administrative error of an account bank, other than an error caused by the negligence or wilful misconduct of the Borrower; and

(2)     within three Business Days after the due date full payment of the same is made in accordance with this Agreement.

(b)     Covenants. The Borrower or any other party (other than the Bank) fails to perform in a timely manner any of its obligations under any Financing Agreement or any other agreement between the Borrower and the Bank, the failure to perform such obligation is not referred to elsewhere in this Section 7.01 and, if capable of remedy, such failure to perform has continued for a period of 30 days after notice thereof has been given to the Borrower by the Bank.

(c)     Representations. Any representation or warranty made or confirmed by the Borrower, each Guarantor or any Shareholder, in any Financing Agreement was false or misleading in any material respect when made or repeated.

(d)     Nationalisation. Any Governmental Authority condemns, nationalises, seizes or otherwise expropriates all or any substantial part of the property or other assets of the Borrower or of its share capital, or assumes custody or control of such property or other assets or of the business or operations of the Borrower or of its share capital, or acquires majority ownership of the Borrower, or takes any action for the dissolution or disestablishment of the Borrower or any action that would prevent the Borrower or its officers from carrying on its business or operations or a substantial part thereof.

(e)     Bankruptcy. A decree or order by a court is entered against the Borrower or each Guarantor adjudging the Borrower, or such Guarantor bankrupt (in the case of the Ultimate Parent, including as such term is defined in article 8 of the Interpretation (Jersey) Law 1954) or insolvent or ordering the winding up or liquidation of its affairs; or a petition is filed seeking reorganisation, administration, arrangement, adjustment, composition or liquidation of or in respect of the Borrower or a Guarantor under any applicable law other than any vexatious procedure initiated by any third party and discharged within 60 days; or a receiver, administrator, liquidator, assignee, trustee, sequestrator, secured creditor or other similar official is appointed over or in respect of the Borrower or a Guarantor or any substantial part of its property or assets; or the Borrower or a Guarantor institutes proceedings to be adjudicated bankrupt or insolvent, or consents to the institution of bankruptcy or insolvency proceedings against it, or files a petition or answer or consent seeking reorganisation, administration, relief or liquidation under any applicable law, or consents to the filing of any such petition or to the appointment of a receiver, administrator, liquidator, assignee, trustee, sequestrator, secured creditor or other similar official of the Borrower or a Guarantor or of any substantial part of its property, or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts generally as they become due; or any other event occurs which under any applicable law would have an effect analogous to any of the events listed in this Section.

(g)     Financial Debt. Any payment on any Financial Debt of the Borrower of an amount higher than EUR 2,000,000 (Two Million Euros) (other than the Loan) is not paid when due nor within any originally applicable grace period; or a default of any nature not otherwise provided for in this Section occurs under any agreement evidencing any such Financial Debt of the Borrower and such default continues beyond any applicable period of grace; or any such Financial Debt of the Borrower becomes prematurely due and payable or is placed on demand.

(h)     Change of Control. Any change of control of the Borrower or the Parent or any change in the direct or indirect legal or beneficial ownership of the Borrower occurs or the Parent ceases at any time to own directly or indirectly at least 100% of the issued and outstanding shares of the Borrower or the Ultimate Parent ceases at any time to own directly or indirectly at least 100% of the issued and outstanding shares of the Parent, in each case without the prior written consent of the Bank.

(i)      Material Adverse Effect. Any circumstance or event occurs which, in the reasonable opinion of the Bank, is likely to have a Material Adverse Effect.

Section 7.02.        Consequences of Default

If an Event of Default occurs and is continuing, then the Bank may at its option, by notice to the Borrower, declare all or any portion of the principal of, and accrued interest on, the Loan (together with any other amounts accrued or payable under this Agreement) to be, and the same shall thereupon become (anything in this Agreement to the contrary notwithstanding), either:

(1)     due and payable on demand; or

(2)     immediately due and payable without any further notice and without any presentment, demand or protest of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VIII - MISCELLANEOUS

Section 8.01.        Term of Agreement

This Agreement shall continue in force until the date that the obligation of the Bank to make Disbursements hereunder has terminated in accordance with the terms hereof or, if later, until all moneys payable hereunder have been fully paid in accordance with the provisions hereof; provided that the indemnities and warranties of the Borrower and the provisions of Sections 3.10(a), 3.10(d), 8.04, 8.05, 8.08, 8.09, 8.10 and 8.11 shall survive repayment of the Loan and termination of this Agreement.

Section 8.02.        Entire Agreement; Amendment and Waiver

This Agreement and the documents referred to herein constitute the entire obligation of the parties hereto with respect to the subject matter hereof and shall supersede any prior expressions of intent or understandings with respect to this transaction. Any amendment to, waiver by the Bank of any of the terms or conditions of, or consent given by the Bank under, this Agreement (including, this Section 8.02) shall be in writing, signed by the Bank and, in the case of an amendment, by the Borrower. The parties to this Agreement may by agreement rescind or vary this Agreement without the consent of any person that is not a party to this Agreement. In the event that the Bank waives a condition to any Disbursement, the Borrower shall, by receiving the proceeds of such Disbursement, be deemed to have agreed to all of the terms and conditions of such waiver.

Section 8.03.        Notices

Any notice, application or other communication to be given or made under this Agreement to the Bank or to the Borrower shall be in writing. Except as otherwise provided in this Agreement, such notice, application or other communication shall be deemed to have been duly given or made when it is delivered by hand, airmail or facsimile transmission to the party to which it is required or permitted to be given or made at such party’s address specified below or at such other address as such party designates by notice to the party giving or making such notice, application or other communication.

For the Borrower:

VELTI SOFTWARE PRODUCTS AND RELATED PRODUCTS AND SERVICES S.A.

44 Kifissias Avenue,

151 25 Marousi,

Athens, Greece

Attention:	Mr. Menelaos Scouloudis

Fax:	+30 210 6378 883

For the Bank:

BLACK SEA TRADE AND DEVELOPMENT BANK

1 Komninon Street

546 24 Thessaloniki

Hellenic Republic

Attention:	Operation Leader, Energy and Infrastructure Department, Banking Division

Fax:	+20 2310 290 469

Section 8.04.        English Language

All documents to be furnished or communications to be given or made under this Agreement shall be in the English language or, if in another language, shall be accompanied by a translation into English certified by the Borrower, which translation shall be the governing version between the Borrower and the Bank.

Section 8.05.        Financial Calculations

All financial calculations to be made under, or for the purposes of, this Agreement shall be made in accordance with US GAAP and, except as otherwise required to conform to the definitions contained in Article I or any other provisions of this Agreement, shall be made using the then most recently issued annual consolidated audited Financial Statements of the Ultimate Parent and its Subsidiaries in respect of the financial covenants contained in Sections 5.07(a) and 5.07(c) and the annual consolidated audited and semi-annual consolidated reviewed Financial Statements of the Ultimate Parent and its Subsidiaries in respect of the financial covenant contained in Section 5.07(b) which the Borrower is required to furnish to the Bank from time to time under Section 5.14; provided, however, that:

(1)     if the relevant half-yearly Financial Statements should be in respect of the last half-year of a Financial Year then, at the Bank’s option, such calculations may instead be made from the audited Financial Statements for the relevant Financial Year; and

(2)     if there should occur any material adverse change in the financial condition of the Borrower or, as the case may be, the Ultimate Parent or any of its Subsidiaries after the end of the period covered by the relevant Financial Statements, then such material adverse change shall also be taken into account in calculating the relevant figures.

Section 8.06.        Rights, Remedies and Waivers

(a)     The rights and remedies of the Bank in relation to any misrepresentations or breach of warranty on the part of the Borrower shall not be prejudiced by any investigation by or on behalf of the Bank into the affairs of the Borrower, by the execution or the performance of this Agreement or by any other act or thing which may be done by or on behalf of the Bank in connection with this Agreement and which might, apart from this Section, prejudice such rights or remedies.

(b)              No course of dealing or waiver by the Bank in connection with any condition of Disbursement under this Agreement shall impair any right, power or remedy of the Bank with respect to any other condition of Disbursement or be construed to be a waiver thereof.

(c)               No action of the Bank in respect of any Disbursement shall affect or impair any right, power or remedy of the Bank in respect of any other Disbursement. Without limiting the foregoing, the right of the Bank to require compliance with any condition under this Agreement which may be waived by the Bank in respect of any Disbursement is, unless otherwise notified to the Borrower by the Bank, expressly preserved for the purposes of any subsequent Disbursement.

(d)              No course of dealing and no delay in exercising, or omission to exercise, any right, power or remedy accruing to the Bank upon any default under this Agreement or any other agreement shall impair any such right, power or remedy or be construed to be a waiver thereof or an acquiescence therein. No single or partial exercise of any such right, power or remedy shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No action of the Bank in respect of any such default, or acquiescence by it therein, shall affect or impair any right, power or remedy of the Bank in respect of any other default.

(e)               The rights and remedies provided in this Agreement and the other Financing Agreements are cumulative and not exclusive of any other rights or remedies, whether provided by applicable law or otherwise.

Section 8.07.                         Indemnification

(a)               The Borrower assumes full liability for, and agrees to and shall indemnify and hold harmless the Bank and its officers, directors, employees, agents and servants against and from, any and all liabilities, obligations, losses, damages (compensatory, punitive or otherwise), penalties, claims, actions, Taxes, suits, costs and expenses (including, reasonable legal counsel’s fees and expenses and costs of investigation) of whatsoever kind and nature, including, without prejudice to the generality of the foregoing, those arising in contract or tort (including, negligence) or by strict liability or otherwise, which are imposed on, incurred by or asserted against the Bank or any of its officers, directors, employees, agents or servants (whether or not also indemnified by any other person under any other document) and which in any way relate to or arise out of, whether directly or indirectly:

(1)                        any of the transactions contemplated by any Financing Agreement or the execution, delivery or performance thereof;

(2)                        the operation or maintenance of the Borrower’s facilities or the ownership, control or possession thereof by the Borrower;

(3)                        the exercise by the Bank of any of its rights and remedies under any of the Financing Agreements;

(4)                        the occurrence of any Event of Default; or

(5)                        any prepayment of the Loan or part thereof being made under Section 3.15 otherwise that on an Interest Payment Date,

Provided however that the Bank shall not have any right to be indemnified hereunder for its own gross negligence or wilful misconduct.

(b)              Without prejudice to the Bank’s right to receive amounts under the indemnity in Section 8.07(a) on behalf of itself and as agent and trustee of any of its officers, directors, employees, servants and agents, any such officer, director, employee, servant or agent may also bring an action pursuant to the Contracts (Rights of Third Parties) Act 1999.

(c)               The Borrower acknowledges that the Bank is entering into this Agreement, and has acted, solely as a lender, and not as an advisor, to the Borrower. The Borrower represents and warrants that, in entering into the Financing Agreements, it has engaged, and relied upon advice given to it by, its own legal, financial and other professional advisors and it has not relied on and will not hereafter rely on any advice given to it by the Bank.

Section 8.08.                         Governing Law

This Agreement shall be governed by and construed in accordance with English law. Any non-contractual obligations arising out of or in connection with this Agreement shall be governed by and construed in accordance with English law.

Section 8.09.                         Arbitration and Jurisdiction

(a)               Any dispute, controversy or claim arising out of or relating to (1) this Agreement, (2) the breach, termination or invalidity hereof or (3) any non-contractual obligations arising out of or in connection with this Agreement shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules as at present in force. There shall be one arbitrator and the appointing authority shall be LCIA (London Court of International Arbitration). The seat and place of arbitration shall be London, England and the English language shall be used throughout the arbitral proceedings. The parties hereby waive any rights under the Arbitration Act 1996 or otherwise to appeal any arbitration award to, or to seek determination of a preliminary point of law by, the courts of England. The arbitral tribunal shall not be authorised to take or provide, and the Borrower agrees that it shall not seek from any judicial authority, any interim measures of protection or pre-award relief against the Bank, any provisions of the UNCITRAL Arbitration Rules notwithstanding. The arbitral tribunal shall have authority to consider and include in any proceeding, decision or award any further dispute properly brought before it by the Bank (but no other party) insofar as such dispute arises out of any Financing Agreement, but, subject to the foregoing, no other parties or other disputes shall be included in, or consolidated with, the arbitral proceedings. In any arbitral proceeding, the certificate of the Bank as to any amount due to the Bank under any Financing Agreement shall be prima facie evidence of such amount.

(b)              Notwithstanding Section 8.09(a), this Agreement and the other Financing Agreements, and any rights of the Bank arising out of or relating to this Agreement or any other Financing Agreement, may, at the option of the Bank, be enforced by the Bank in the courts of the Hellenic Republic or in any other courts having jurisdiction. For the benefit of the Bank, the Borrower hereby irrevocably submits to the non-exclusive jurisdiction of the courts of England with respect to any dispute, controversy or claim arising out of or relating to this Agreement or any other Financing Agreement, or the breach, termination or invalidity hereof or thereof. The Borrower hereby irrevocably designates, appoints and empowers Velti Limited at its registered office (being, on the date hereof, at 2 Paris Garden, Bastille Court, SE1 8ND, London, England) to act as its authorised agent to receive service of process and any other legal summons in England for purposes of any legal action or proceeding brought by the Bank in respect of any Financing Agreement. Failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned. The Borrower hereby irrevocably consents to the service of process or any other legal summons out of such courts by mailing copies thereof by registered airmail postage prepaid to its address specified herein. The Borrower covenants and agrees that, so long as it has any obligations under this Agreement, it shall maintain a duly appointed agent to receive service of process and any other legal summons in England for purposes of any legal action or proceeding brought by the Bank in respect of any Financing Agreement and shall keep the Bank advised of the identity and location of such agent. Nothing herein shall affect the right of the Bank to commence legal actions or proceedings against the Borrower in any manner authorised by the laws of any relevant jurisdiction. The commencement by the Bank of legal actions or proceedings in one or more jurisdictions shall not preclude the Bank from commencing legal actions or proceedings in any other jurisdiction, whether concurrently or not. The Borrower irrevocably waives any objection it may now or hereafter have on any grounds whatsoever to the laying of venue of any legal action or proceeding and any claim it may now or hereafter have that any such legal action or proceeding has been brought in an inconvenient forum.

Section 8.10.                         Privileges and Immunities of the Bank

Nothing in this Agreement shall be construed as a waiver, renunciation or other modification of any immunities, privileges or exemptions of the Bank accorded under the Agreement Establishing the Black Sea Trade and Development Bank, international convention or any applicable law.

Section 8.11.                         Waiver of Sovereign Immunity

The Borrower represents and warrants that this Agreement and the incurring by the Borrower of the Loan are commercial rather than public or governmental acts and that the Borrower is not entitled to claim immunity from legal proceedings with respect to itself or any of its assets on the grounds of sovereignty or otherwise under any law or in any jurisdiction where an action may be brought for the enforcement of any of the obligations arising under or relating to this Agreement. To the extent that the Borrower or any of its assets has or hereafter may acquire any right to immunity from set-off, legal proceedings, attachment prior to judgement, other attachment or execution of judgement on the grounds of sovereignty or otherwise, the Borrower hereby irrevocably waives such rights to immunity in respect of its obligations arising under or relating to this Agreement.

Section 8.12.                         Successors and Assigns; Third Party Rights

(a)               This Agreement shall bind and inure to the benefit of the respective successors and assigns of the parties hereto, except that the Borrower may not assign or otherwise transfer or pledge all or any part of its rights or obligations under this Agreement without the prior written consent of the Bank.

(b)              the Bank may sell, transfer, assign, novate, sub-participate or otherwise dispose of all or part of its rights or obligations under this Agreement and the other Financing Agreements, Provided however that in the event that the Bank advises the Borrower that it intends to sell or otherwise transfer its rights to a person other than a financial institution having similar status and nature with that of the Bank (World Bank, EBRD etc), then the Borrower shall have the right to prepay such part of the Loan to be so sold or otherwise transferred upon 15 Business Days prior notice and without payment of the fee contemplated in Section 3.09, but otherwise in accordance with such Section.

(c)               Except as provided in Section 8.07(b), Section 8.12(a) or Section 8.12(b), none of the terms of this Agreement are intended to be enforceable by any third party under the Contracts (Rights of Third Parties) Act 1999 or otherwise. Notwithstanding any term of this Agreement, the consent of any third party is not required for any variation (including any release or compromise of any liability under) or termination of this Agreement.

Section 8.13.                         Disclosure

The Bank may disclose such documents, information and records regarding the Borrower, the Borrower Group and this transaction (including, copies of any Financing Agreements) as the Bank deems appropriate in connection with any dispute involving the Borrower or any other party to a Financing Agreement, for the purpose of preserving or enforcing any of the Bank’s rights under any Financing Agreement or collecting any amount owing to the Bank or any proposed sale, transfer, assignment, novation, sub-participation or other disposal contemplated by Section 8.12.

Section 8.14.                         Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

ARTICLE IX - ACCOUNTS

Section 9.01.                         General

The Borrower undertakes with the Bank that it will:

(a)               on or before the date of this Agreement, open each of the Accounts;

(b)              at all times after the date of the first Disbursement of Tranche 1, maintain in the Deposit Account an amount in Euros not less than 15% of the Loan outstanding at any relevant time;

(c)               by the date of the first Disbursement of Tranche 1, deposit in the DSRA Account the amount of EUR 300,000 (Three Hundred Thousand Euros); and

(d)              following the deposit of EUR 300,000 (Three Hundred Thousand Euros) in the DSRA Account, make such further deposits as necessary in order to reach the applicable Required DSRA Balance, not later than 21 months after the date of the first Disbursement of Tranche 1; and

(e)               maintain in the DSRA Account the Required DSRA Balance on each Interest Payment Date falling thereafter.

Section 9.02.                       Deposit Account: withdrawals

So long as no Default shall have occurred (whereupon the provisions of Section 9.04 shall apply), the Borrower shall be entitled, subject to Section 9.01(b), to withdraw moneys from the Deposit Account.

Section 9.03.                         DSRA Account: withdrawals

Subject to the proviso hereto and so long as no Default shall have occurred (whereupon the provisions of Section 9.04 shall apply), the Borrower shall be entitled to withdraw moneys from the DSRA Account only for the purpose of paying the Loan and interest falling due on the next Interest Payment Date provided that within the next two months immediately following such Interest Payment Date, the amount standing to the credit of the DSRA Account shall be not less than the applicable Required DSRA Balance at the time.

Section 9.04.                         Application

At any time after the occurrence of an Event of Default, the Bank may, without notice to the Borrower, instruct the Account Bank to pay over to the Bank all moneys then standing to the credit of the Accounts or either of them (together with interest from time to time accruing or accrued thereon) for the Bank to apply the same in or towards satisfaction of any sums due to the Bank under the Financing Agreements.

Section 9.05.                         Charging

Each Account and all amounts from time to time standing to the credit thereof shall be subject to the security constituted and the rights conferred by the Account Pledges.

Section 9.06.                         Representations and warranties

The Borrower hereby represents and warrants to the Bank that:

(a)              it is the sole, absolute, legal and beneficial owner of, and has good right and title to each Account; and

(b)             neither the Accounts nor any part thereof is subject to any Lien save as constituted by the Bank Account Pledges or otherwise permitted by the terms of this Agreement.

IN WITNESS WHEREOF, the parties hereto, acting through their duly authorised representatives, have caused this Agreement to be signed in their respective names as of the date first above written.

VELTI SOFTWARE PRODUCTS AND RELATED PRODUCTS AND SERVICES S.A.

By:		/s/ Menelaos Scouloudis
	Name:	Menelaos Scouloudis
	Title:	Director

BLACK SEA TRADE AND DEVELOPMENT BANK

By:		/s/ George Kottas
	Name:	George Kottas
	Title:	Secretary General